FOR:	International Speedway Corporation
CONTACT:	Investor Relations (386) 681-6516

INTERNATIONAL SPEEDWAY CORPORATION REPORTS FINANCIAL
RESULTS FOR THE FIRST QUARTER OF FISCAL 2017

~Reaffirms Full Year 2017 Guidance~

DAYTONA BEACH, Fla. - April 4, 2017 - International Speedway Corporation (NASDAQ Global Select Market: ISCA; OTC Bulletin Board: ISCB) (“ISC”) today reported financial results for its fiscal first quarter ended February 28, 2017.
"Financial results for our first quarter exceeded expectations," stated Lesa France Kennedy, ISC Chief Executive Officer. "Speedweeks at Daytona was a huge success, driven by corporate partnerships and broadcast revenues both at historic levels and culminating with a consecutive sold-out Daytona 500.  These achievements demonstrate the sustained value generated by our investment in Daytona International Speedway."
"Fans were elated with changes implemented by NASCAR for 2017 Speedweeks, including new pit road rules and stage racing, resulting in thrilling on-track competition for all three national touring series events. NASCAR’s rising young stars showcased their impressive talent as Kaz Grala became the youngest driver to reach victory lane in Daytona with a win in the Camping World Truck Series event. Adding to this was Monster Energy's explosion into the sport with action-packed activation as the company transitioned to sponsor NASCAR's premier series.
"Construction for ONE DAYTONA is progressing on schedule. Anchor tenants, Cobb Theatres and Bass Pro Shops, opened with great success. The Fairfield Inn has commenced vertical construction and is expected to be complete in the later part of 2017. We are excited about the opportunities ONE DAYTONA will bring, creating synergy with the Daytona International Speedway through enhanced customer and partner experiences and leveraging our real estate on a year-round basis, while creating value for our shareholders. We are targeting substantial completion of ONE DAYTONA in late 2017."
"The redevelopment of Phoenix Raceway commenced construction in 2017 and we signed our first official partner for the project, DC Solar. New components of the project will debut as soon as fall of 2017, with completion planned for Fall 2018.

International Speedway Corporation - 1Q Fiscal 2017 Financial Results I 1

First Quarter Comparison
Total revenues for the first quarter ended February 28, 2017 were approximately $148.0 million, compared to revenues of approximately $142.6 million in the first quarter of fiscal 2016. Operating income was approximately $33.8 million during the period compared to approximately $31.2 million in the first quarter of fiscal 2016. Quarter-over-quarter comparability was impacted by:

•	In the first quarter of fiscal 2017, we hosted the Ferrari World Finals at Daytona International Speedway ("Daytona"), for which there was no comparable event in fiscal 2016;

•
During the three months ended February 28, 2017, we recognized approximately $0.2 million, or less than $0.01 per diluted share, in non-recurring pre-opening costs that are included in general and administrative expense related to the Phoenix Redevelopment project. During the three months ended February 29, 2016, we recognized approximately $0.8 million, or $0.01 per diluted share, in non-recurring pre-opening costs that are included in general and administrative expense related to DAYTONA Rising;

•
During the three months ended February 28, 2017, we recognized approximately $0.6 million, or $0.01 per diluted share, of accelerated depreciation due to shortening the service lives of certain assets associated with the Phoenix Redevelopment project. There were no similar costs during the three months ended February 29, 2016;

•
During the three months ended February 28, 2017, we recognized a de Minimis loss primarily attributable to demolition and/or asset relocation costs in connection with facility capital improvements. During the three months ended February 29, 2016, we recognized approximately $0.9 million, or $0.01 per diluted share, of similar losses in connection with capacity management initiatives at Richmond International Raceway ("Richmond") and other facility capital improvements; and

•
During the three months ended February 28, 2017, we capitalized approximately $0.6 million, or $0.01 per diluted share, of interest, of which $0.5 million, or less than $0.01 per diluted share, related to ONE DAYTONA and approximately $0.1 million, or less than $0.01 per diluted share, related to the Phoenix Redevelopment project. During the three months ended February 29, 2016, we capitalized approximately $0.6 million, or $0.01 per diluted share, of interest related to DAYTONA Rising.

Net income for the first quarter was approximately $21.3 million, or $0.47 per diluted share, compared to approximately $19.8 million, or $0.43 per diluted share, in the prior year period. Excluding non-recurring, pre-opening costs associated with the Phoenix Redevelopment project, accelerated depreciation related to the Phoenix Redevelopment project, and capitalized interest associated with ONE DAYTONA and the Phoenix Redevelopment project, non-GAAP net income, as defined below, was $21.4 million, or $0.47 per diluted share, as compared to $20.5 million, or $0.44 per diluted share, for the first quarter of fiscal 2017 and 2016, respectively (see "GAAP to Non-GAAP Reconciliation").

GAAP to Non-GAAP Reconciliation
The following financial information is presented below using other than U.S. generally accepted accounting principles (“non-GAAP”) and includes certain non-GAAP financial measures as identified in the reconciliation below. The non-GAAP financial measures disclosed herein do not have standard meaning and may vary from the non-GAAP financial measures used by other companies or how we may calculate those measures in other instances from time to time. Non-GAAP financial measures, such as EBITDA, which we interpret to be calculated as GAAP operating income, plus depreciation, amortization and other non-cash gain or losses, should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with U.S. generally accepted accounting principles ("GAAP"). Also, our “core” financial measures should not be construed as an inference by us that our future results will be unaffected by those items, which are excluded from our “core” financial measures.
We believe such non-GAAP information is useful and meaningful, and is used by investors to assess the performance of our core operations, which primarily consists of the ongoing promotions of racing events at our major motorsports entertainment facilities. Such non-GAAP information separately identifies, displays, and adjusts for items that are not considered to be reflective of our continuing core operations at our motorsports entertainment facilities. We believe that such non-GAAP information improves the comparability of the operating results and provides a better understanding of the performance of our core operations for the periods presented.
We use this non-GAAP information to analyze the current performance and trends and make decisions regarding future ongoing operations. This non-GAAP financial information may not be comparable to similarly titled measures used by other entities and should not be considered as an alternative to operating income, net income or diluted earnings per share, which are determined in accordance with GAAP. The presentation of this non-GAAP financial information is not intended to be considered independent of or as a substitute for results prepared in accordance with GAAP. Management uses both GAAP and non-GAAP information in evaluating and operating the business and as such deemed it important to provide such information to investors.
The following financial information is reconciled to comparable information presented using GAAP. Non-GAAP net income and diluted earnings per share below are derived by adjusting amounts determined in accordance with GAAP for certain items presented in the accompanying selected operating statement data.
The adjustments for fiscal 2016 relate to non-recurring, pre-opening costs incurred associated with DAYTONA Rising, losses associated with the retirements of certain other long-lived assets related to capacity management initiatives (primarily the removal of grandstands at Richmond International Raceway ("Richmond")) and items in connection with DAYTONA Rising, capitalized interest related to DAYTONA Rising, and the net gain on sale of certain assets (predominately associated with the sale of trailers in association with the transition of merchandise operations).

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The adjustments for fiscal 2017 relate to non-recurring costs incurred associated with the Phoenix Redevelopment project, accelerated depreciation (related to the Phoenix Redevelopment project), and capitalized interest related to the ONE DAYTONA and Phoenix Redevelopment projects.
Amounts are in thousands, except per share data, which is shown net of income taxes, (unaudited):

	Three Months Ended February 29, 2016
	Income Before Taxes	Income Tax Effect	Net Income	Earnings Per Share
GAAP	$32,141	$12,310	$19,831	$0.43
Adjustments:
DAYTONA Rising project	787	305	482	0.01
Losses on retirements of long-lived assets	920	355	565	0.01
Capitalized interest	(627)	(242)	(385)	(0.01)
Net gain on sale of certain assets	(64)	(25)	(39)	0.00
Non-GAAP	$33,157	$12,703	$20,454	$0.44

	Three Months Ended February 28, 2017
	Income Before Taxes	Income Tax Effect	Net Income	Earnings Per Share
GAAP	$34,322	$13,049	$21,273	$0.47
Adjustments:
Phoenix Redevelopment project	158	60	98	0.00
Accelerated depreciation	646	247	399	0.01
Capitalized interest	(629)	(240)	(389)	(0.01)
Non-GAAP	$34,497	$13,116	$21,381	$0.47
Corporate Sales
The power of the NASCAR brand along with its brand/product loyal fan base is a highly attractive platform for corporate participation. The participation of FORTUNE 500 companies in NASCAR is higher than in any other sports property with more than one in four FORTUNE 500 companies invested in NASCAR, and nearly half of the FORTUNE 100 listed companies leveraging NASCAR within their marketing strategy. The number of FORTUNE 500 companies investing in NASCAR has grown approximately 20.0 percent since fiscal 2008. We anticipate this high-level of corporate interest will continue considering the appealing characteristics of our sport such as presence in key metropolitan statistical areas, the near year-round event schedule, our impressive portfolio of major motorsports events and attractive NASCAR fan demographics.
For fiscal 2017, we have agreements in place for approximately 89.0 percent of our gross marketing partnership revenue target, as compared to approximately 92.0 percent for the same period in fiscal 2016.  As of March 2017, we have sold all but three Monster Energy NASCAR Cup race entitlements, all but two NASCAR Xfinity series entitlements, and all except one NASCAR Camping World Truck series entitlement. This is compared to last year at this time when we had entitlements for one Monster Energy NASCAR Cup and two NASCAR Xfinity entitlements either open or not announced.

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External Growth, Financing-Related and Other Initiatives
Capital Allocation
We have established a long-term capital allocation plan to ensure we generate sufficient cash flow from operations to fund our working capital needs, capital expenditures at existing facilities, return of capital through payments of an annual cash dividend, and repurchase of our shares under our Stock Purchase Plan. In addition, we have used the proceeds from offerings of our Class A Common Stock, the net proceeds from the issuance of long-term debt, borrowings under our credit facilities, and state and local mechanisms to fund acquisitions and development projects.
We operate under a five-year capital allocation plan adopted by the Board of Directors, covering fiscal years 2017 through 2021. Components of this plan include:

•
Capital expenditures for existing facilities up to $500.0 million from fiscal 2017 through fiscal 2021.  This allocation will fund a reinvestment at Phoenix, the first phase of redevelopment at Richmond, as well as all other maintenance and guest experience capital expenditures for the remaining existing facilities.  In 2017 we began the redevelopment of Phoenix (see “Phoenix Redevelopment”) with completion targeted in late 2018, therefore, we expect spending to be somewhat front-loaded.  While many components of these expected projects will exceed weighted average cost of capital, considerable maintenance capital expenditures, approximately $40.0 million to $60.0 million annually, will likely result in a blended return on this invested capital in the mid single digits;

•
In addition to the aforementioned $500.0 million in capital expenditures for existing facilities, we expect we will have an additional $95.0 million of capital expenditures related to phase one of ONE DAYTONA.  Construction for ONE DAYTONA commenced in fiscal 2016. Approximately $22.0 million of capital expenditures was spent as of November 30, 2016. The remaining approximate $73.0 million of capital expenditures for ONE DAYTONA will be spent in fiscal years 2017 and 2018. We expect this investment to exceed our weighted average cost of capital (see "ONE DAYTONA"); and,

•
Return of capital to shareholders through dividends and share repurchases is a significant pillar of our capital allocation.  In fiscal 2016 we increased our dividend approximately 58.0 percent to $0.41 per share.  We expect dividends to increase in 2017 and beyond, by approximately four to five percent annually.  For the three months ended February 28, 2017, we repurchased approximately 80,900 shares of ISCA on the open market at a weighted average share price of $37.23 for a total of approximately $3.0 million.  At February 28, 2017,we had approximately $203.6 million remaining repurchase authority under the current $530.0 million Stock Purchase Plan;

For 2017 through 2021 we expect our return of capital program to be approximately $280.0 million, comprised of close to $100.0 million in total annual dividends and the balance being open market

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repurchase of ISCA shares over the five year period.  At this time we expect this spending to be evenly allocated per year, although we will scale the repurchase program to buy opportunistically.
We will continue to explore development and/or acquisition opportunities beyond the initiatives discussed above that build shareholder value and exceed our weighted average cost of capital. Should additional development and/or acquisitions be pursued, we will provide discrete information on timing, scope, cost and expected returns of such opportunities.
The aforementioned represents certain components of our capital allocation plan for fiscal 2017 and beyond. This capital allocation plan is reviewed annually, or more frequently, if necessary, based on changes in business conditions.
Capital Expenditures
An important strategy for our future growth will come from investing in our major motorsports facilities to enhance the live event experience and better enable us to effectively compete with other entertainment venues for consumer and corporate spending. To better meet our customers' expectations, we are committed to improving the guest experience at our facilities through on-going capital improvements that position us for long-term growth.
Capital expenditures for projects, including those related to Phoenix Redevelopment and ONE DAYTONA, were approximately $21.6 million for the three months ended February 28, 2017. In comparison, the Company spent approximately $54.6 million on capital expenditures for projects for the same period in fiscal 2016. For fiscal 2017, we expect capital expenditures associated with the aforementioned capital allocation plan to range between approximately $150.0 million and $175.0 million, which includes approximately $100.0 million to $115.0 million for existing facilities, including the Phoenix Redevelopment project, and an additional $50.0 million to $60.0 million in capital expenditures related to construction for ONE DAYTONA.
We review the capital expenditure program periodically and modify it as required to meet current business needs.
ONE DAYTONA
Since June 2013, we have pursued development of ONE DAYTONA, a premier mixed use and entertainment destination across from the Daytona International Speedway. We have crafted a strategy that will create synergy with the Speedway, enhance customer and partner experiences, monetize real estate on International Speedway Blvd and leverage our real estate on a year-round basis.
We have approved land use entitlements for ONE DAYTONA to allow for up to 1.4 million square feet of retail/dining/entertainment, a 2,500-seat movie theater, 660 hotel rooms, 1,350 residential units, 567,000 square feet of additional office space and 500,000 square feet of commercial/industrial space.
A Community Development District ("CDD") has been established for the purpose of installing and maintaining public infrastructure at ONE DAYTONA. The CDD is a local, special purpose government framework authorized by Chapter 190 of the Florida Statutes for managing and financing infrastructure to support community

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development. The CDD has negotiated agreements with the City of Daytona Beach and Volusia County for a total of $40.0 million in incentives to finance a portion of the estimated $53.0 million in infrastructure required to move forward with the ONE DAYTONA project.
In March 2015, we announced Legacy Development, a leading national development group, as development consultant for ONE DAYTONA. Intensely focused on innovative destination retail and mixed-use projects, Legacy Development is working closely with ISC’s development staff on the project. The Legacy Development team is a natural fit for the project, having served as the developer for Legends Outlets Kansas City, a mixed-use retail destination across from our Kansas Speedway.
This first phase of ONE DAYTONA will be comprised of three components: retail, dining and entertainment (“RD&E”); hotels; and residential.
The RD&E component of phase one will be owned and managed 100.0 percent by us. The expected total square footage for the RD&E first phase is approximately 300,000 square feet. We expect to spend approximately $95.0 million in fiscal 2016 through 2018 on the RD&E component of ONE DAYTONA’s first phase. Other sources of funds will include the public incentives discussed above and land to be contributed to the project. In September 2016, we announced VCC had been selected as general contractor to oversee construction of the RD&E component of phase one including Victory Circle and the parking garage. VCC has an outstanding national reputation for quality and a proven track record leading and managing the development and construction of some of the country’s most engaging mixed-use developments.
Bass Pro Shops®, America’s most popular outdoor store, and Cobb Theatres, the highly respected Southeastern-based exhibitor, are anchor tenants of ONE DAYTONA. Lease agreements have also been executed with other tenants including P.F. Chang’s, Hy’s Toggery, Kilwins Confections, Guitar Center, Tervis, IT’SUGAR, Jeremiah’s Italian Ice, Venetian Nail Spa, Sunglass World, Oklahoma Joe’s BBQ, Rock Bottom Restaurant & Brewery, MidiCi: The Neapolitan Pizza Company, Lindbergh, Designers Market, and GameTime. Leasing remains strong and we are exceeding our leasing goals for the project.
Shaner Hotels and Prime Hospitality Group ("PHG") have been selected as hotel partners. They have executed a franchise agreement with Marriott International for an exclusive 145-room full service Autograph Collection hotel at ONE DAYTONA that will be known as The DAYTONA. They are also building a 105-room select-service Fairfield Inn & Suites by Marriott that is currently under vertical construction. As part of the partnership agreement, our portion of equity will be limited to our land contribution and we will share proportionately in the profits from the joint venture.
Prime Group has been selected as the partner for ONE DAYTONA’s residential development. Following an extensive request for proposal process, ONE DAYTONA chose the Florida developer based on their command of market demographics, development experience and expert property management systems. Prime Group is proceeding with the development in ONE DAYTONA for approximately 276 luxury apartment rental units that will

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add critical mass to the overall ONE DAYTONA campus. Similar to the hotel partnership, our portion of equity will be limited to our land contribution and we will share proportionately in the profits from the joint venture.
Cobb Daytona Luxury Theatres opened in December 2016, Bass Pro Shops opened in February 2017, and the Fairfield Inn & Suites is planning an opening later in fiscal 2017. We are targeting substantial completion of phase one in late fiscal 2017. At stabilization we expect this first phase of ONE DAYTONA to deliver annual revenue and EBITDA of approximately $12.0 million and approximately $9.0 million, respectively, and deliver an unlevered return above our weighted average cost of capital. We expect to add leverage to ONE DAYTONA’s phase one post-stabilization.
Total capital expenditures for ONE DAYTONA, excluding capitalized interest and net of public incentives, are expected to be approximately $95.0 million. From inception, through February 28, 2017, capital expenditures totaled approximately $38.2 million, exclusive of capitalized interest and labor. At this time, there is no project specific financing in place for ONE DAYTONA. Ultimately, we expect to secure financing for the project upon stabilization. However, accounting rules dictate that we capitalize a portion of the interest on existing outstanding debt during the construction period. From inception through February 28, 2017, we recorded approximately $2.1 million of capitalized interest related to ONE DAYTONA, and expect approximately $3.5 million to $4.0 million to be recorded by completion of construction.
Any future phases will be subject to prudent business considerations for which we will provide discrete cost and return disclosures.
Phoenix Redevelopment
On November 30, 2016, we announced our Board of Directors had approved a multi-year redevelopment project to elevate the fan experience at Phoenix, the company’s 52-year-old motorsports venue. The redevelopment is expected to focus on new and upgraded seating areas, vertical transportation options, new concourses, enhanced hospitality offerings and an intimate infield experience with greater accessibility to pre-race activities.
The redevelopment of Phoenix is included in our aforementioned $500.0 million capital allocation plan covering fiscal years 2017 through 2021. The redevelopment project at Phoenix is expected to cost approximately $178.0 million, including maintenance capital, before capitalized interest. Okland Construction ("Okland") has been selected as general contractor of the project. Effective November 30, 2016, Phoenix entered into a Design-Build Agreement with Okland. The Design-Build Agreement obligates Phoenix to pay Okland approximately $136.0 million for the completion of the work described in the Design-Build Agreement. This amount is a guaranteed maximum price to be paid for the work, which may not change absent a requested change in the scope of work by Phoenix.
Based on the Company's current plans for Phoenix, it has identified existing assets that are expected to be impacted by the redevelopment and will require accelerated depreciation, or losses on asset retirements, totaling approximately $3.4 million in non-cash charges over the approximate 22-month project time span. Upon

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completion, the redevelopment is expected to provide a full fiscal year incremental lift in Phoenix's EBITDA of approximately $8.5 million to $9.0 million. Construction commenced in early 2017 and is expected to be complete in fall of 2018.
Despite the Company not anticipating the need for additional long-term debt to fund this project, accounting rules dictate that the Company capitalize a portion of the interest on existing outstanding debt during the construction period.  The Company estimates it will record approximately $7.5 million to $8.0 million of capitalized interest from fiscal 2017 through fiscal 2018.
For fiscal 2017, we expect capital expenditures related to the redevelopment of Phoenix to total approximately $75.0 million to $80.0 million and capitalized interest of approximately $2.2 million. As of February 28, 2017, we have incurred capital expenditures related to the redevelopment of Phoenix, exclusive of capitalized interest and labor, of approximately $11.9 million, and approximately $0.1 million of capitalized interest.
Hollywood Casino at Kansas Speedway
Kansas Entertainment, LLC, (“Kansas Entertainment”) a 50/50 joint venture of Penn Hollywood Kansas, Inc. (“Penn”), a subsidiary of Penn National Gaming, Inc. and Kansas Speedway Development Corporation (“KSDC”), a wholly owned indirect subsidiary of ISC, operates the Hollywood-themed casino and branded destination entertainment facility, overlooking turn two at Kansas Speedway. Penn is the managing member of Kansas Entertainment and is responsible for the operations of the casino.
We have accounted for Kansas Entertainment as an equity investment in the consolidated financial statements as of February 29, 2016 and February 28, 2017. The Company's 50.0 percent portion of Kansas Entertainment’s net income, which is before income taxes as the joint venture is a disregarded entity for income tax purposes, was approximately $4.0 million and $3.6 million for the three months ended February 29, 2016 and February 28, 2017, respectively, and is included in Equity in net income from equity investments in the consolidated statements of operations.
Pre-tax distributions from Kansas Entertainment for the three months ended February 28, 2017, totaling approximately $4.3 million, consist of approximately $3.9 million received as a distribution from its profits, included in net cash provided by operating activities on the Company's consolidated statement of cash flows, with the remaining approximately $0.3 million received, recognized as a return of capital from investing activities on the Company's consolidated statement of cash flows. Pre-tax distributions from Kansas Entertainment for the three months ended February 29, 2016, totaling $4.5 million, consisted of approximately $4.3 million received as a distribution from its profits, included in net cash provided by operating activities on the Company's consolidated statement of cash flows, with the remaining approximate $0.2 million received, recognized as a return of capital from investing activities on the Company's consolidated statement of cash flows.
For fiscal 2017, cash distributions from the casino joint venture are estimated to be approximately $25.0 million to $26.0 million.

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Fiscal 2017 Financial Outlook
ISC’s reported quarterly and year to date earnings are presented under GAAP. In an effort to enhance the comparability and understandability of our forward looking financial guidance, we adjust for certain non-recurring items that will be included in our future GAAP reporting to provide information that we believe best represents our expectations for our core business performance.
For fiscal 2017, our non-GAAP guidance excludes:

•
any non-recurring pre-opening income statement impact attributable to the Phoenix Redevelopment project, including accelerated depreciation and non-capitalized costs and losses associated with retirements of certain other long-lived assets, partially offset by capitalized interest expense;

•	any non-recurring pre-opening and non-capitalized costs or charges related to our ONE DAYTONA development, partially offset by capitalized interest expense ;

•	start up and/or financing costs should our Hollywood Casino at Kansas Speedway joint venture pursue construction of an adjacent hotel;

•	any costs or income related to legal settlements;

•	gain or loss on sale of other assets;

•
accelerated depreciation and future loss on retirements, mostly non-cash, or relocation of certain long-lived assets, which could be recorded as part of capital improvements other than Phoenix Redevelopment resulting from removal of assets prior to the end of their actual useful life.

ISC is reiterating its previously announced 2017 full year non-GAAP guidance. The earnings outlook is our best estimate of financial results for fiscal 2017.
•Revenue: $660.0 million to $670.0 million
•EBITDA margin: 31.5% to 32.5%
•Operating margin: 15.5% to 17.0%
•Effective tax rate: 38.0% to 38.5%
•Diluted earnings per share: $1.50 to $1.65
The Company's guidance for EBITDA is to range between $208.0 million to $218.0 million.  Incremental to ISC's EBITDA estimate are pre-tax cash distributions from its equity investment in the Hollywood Casino, estimated to be approximately $25.0 million to $26.0 million. Total capital expenditures for 2017 are estimated between approximately $150.0 million to $175.0 million, which includes capital expenditures for existing facilities, including Phoenix Redevelopment, and ONE DAYTONA.

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In closing, Ms. France Kennedy stated, "We maintain a solid financial position, developed over many years, that affords us the ability to follow our disciplined capital allocation strategy and maintain our leadership position in the motorsports industry.  We have extended our capital allocation plan through fiscal 2021, demonstrating our ongoing commitment to building long-term value.  For the future, we are well positioned to balance the strategic capital needs of our business with returning capital to our shareholders."
Conference Call Details
The management of ISC will host a conference call with investors at 9:00 a.m. Eastern Time. To participate, dial toll free (888) 694-4641 five to ten minutes prior to the scheduled start time and request to be connected to the ISC earnings call, ID number 99884261.
A live Webcast will also be available at that time on the Company's Web site, www.internationalspeedwaycorporation.com, under the “Investor Relations” section. A replay will be available two hours after the end of the call through midnight Tuesday, April 18, 2017. To access, dial (855) 859-2056 and enter the code 99884261, or visit the “Investor Relations” section of the Company's Web site.

International Speedway Corporation is a leading promoter of motorsports activities, currently promoting more than 100 racing events annually as well as numerous other motorsports-related activities. The Company owns and/or operates 13 of the nation's major motorsports entertainment facilities, including Daytona International Speedway® in Florida (home of the DAYTONA 500®); Talladega Superspeedway® in Alabama; Michigan International Speedway® located outside Detroit; Richmond International Raceway® in Virginia; Auto Club Speedway of Southern CaliforniaSM near Los Angeles; Kansas Speedway® in Kansas City, Kansas; Phoenix International Raceway® in Arizona; Chicagoland Speedway® and Route 66 RacewaySM near Chicago, Illinois; Homestead-Miami SpeedwaySM in Florida; Martinsville Speedway® in Virginia; Darlington Raceway® in South Carolina; and Watkins Glen International® in New York.
The Company also owns and operates Motor Racing NetworkSM, the nation's largest independent sports radio network and Americrown Service CorporationSM, a subsidiary that provides catering services, and food and beverage concessions. In addition, the Company owns ONE DAYTONA, the retail, dining and entertainment development across from Daytona International Speedway, and has a 50.0 percent interest in the Hollywood Casino at Kansas Speedway. For more information, visit the Company's Web site at www.internationalspeedwaycorporation.com.
Statements made in this release that express the Company's or management's beliefs or expectations and which are not historical facts or which are applied prospectively are forward-looking statements. It is important to note that the Company's actual results could differ materially from those contained in or implied by such forward-looking statements. The Company's results could be impacted by risk factors, including, but not limited to, weather surrounding racing events, government regulations, economic conditions, consumer and corporate spending, military actions, air travel and national or local catastrophic events. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings including, but not limited to, the 10-K and subsequent 10-Qs. Copies of those filings are available from the Company and the SEC. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be needed to reflect events or

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circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by International Speedway or any other person that the events or circumstances described in such statement are material.

(Tables Follow)

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Consolidated Statements of Operations
(In Thousands, Except Share and Per Share Amounts)

	Three Months Ended
	February 29, 2016	February 28, 2017
	(Unaudited)
REVENUES:
Admissions, net	$31,855	$31,335
Motorsports and other event related	98,723	103,512
Food, beverage and merchandise	8,316	9,142
Other	3,736	3,965
	142,630	147,954
EXPENSES:
Direct:
NASCAR event management fees	28,080	28,976
Motorsports and other event related	24,880	26,055
Food, beverage and merchandise	6,246	6,025
Other operating expenses	148	202
General and administrative	26,144	26,347
Depreciation and amortization	25,046	26,501
Losses on asset retirements	920	30
	111,464	114,136
Operating (loss) income	31,166	33,818
Interest income	30	117
Interest expense	(3,089)	(3,252)
Equity in net income from equity investments	3,970	3,627
Other	64	12
(Loss) income before income taxes	32,141	34,322
Income taxes	12,310	13,049
Net (loss) income	$19,831	$21,273

(Loss) earnings per share:
Basic and diluted	$0.43	$0.47

Basic weighted average shares outstanding	46,620,549	45,064,847

Diluted weighted average shares outstanding	46,634,970	45,079,781

Comprehensive (loss) income	$19,996	$21,440

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Consolidated Balance Sheets
(In Thousands, Except Share and Per Share Amounts)

	November 30, 2016	February 29, 2016	February 28, 2017
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$263,727	$190,092	$278,658
Receivables, less allowance	35,445	107,183	101,810
Income taxes receivable	189	—	—
Prepaid expenses and other current assets	13,759	71,262	19,255
Total Current Assets	313,120	368,537	399,723

Property and Equipment, net	1,455,506	1,464,586	1,448,373
Other Assets:
Equity investments	92,392	102,719	91,770
Intangible assets, net	178,629	178,625	178,633
Goodwill	118,791	118,791	118,791
Other	14,222	4,697	15,863
	404,034	404,832	405,057
Total Assets	$2,172,660	$2,237,955	$2,253,153
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$3,404	$3,088	$3,419
Accounts payable	29,770	40,792	28,584
Deferred income	39,416	100,354	95,056
Income taxes payable	—	7,945	13,373
Other current liabilities	22,728	18,817	18,315
Total Current Liabilities	95,318	170,996	158,747

Long-Term Debt	259,416	262,640	259,279
Deferred Income Taxes	409,585	387,416	407,679
Long-Term Deferred Income	5,988	7,122	5,733
Other Long-Term Liabilities	1,993	2,042	2,188
Commitments and Contingencies	—	—	—
Shareholders’ Equity:
Class A Common Stock, $.01 par value, 80,000,000 shares authorized	249	262	248
Class B Common Stock, $.01 par value, 40,000,000 shares authorized	197	199	197
Additional paid-in capital	437,292	448,110	437,248
Retained earnings	965,281	962,326	984,326
Accumulated other comprehensive loss	(2,659)	(3,158)	(2,492)
Total Shareholders’ Equity	1,400,360	1,407,739	1,419,527
Total Liabilities and Shareholders’ Equity	$2,172,660	$2,237,955	$2,253,153

International Speedway Corporation - 1Q Fiscal 2017 Financial Results I 13

Consolidated Statements of Cash Flows
(In Thousands)

	Three Months Ended
	February 29, 2016	February 28, 2017
	(Unaudited)
OPERATING ACTIVITIES
Net income	$19,831	$21,273
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	25,046	26,501
Stock-based compensation	749	741
Amortization of financing costs	442	422
Interest and other consideration received on Staten Island note receivable	1,162	—
Deferred income taxes	51,078	(2,009)
Income from equity investments	(3,970)	(3,627)
Distribution from equity investee	4,257	3,917
Loss on retirements of long-lived assets, non-cash	911	30
Other, net	(20)	2
Changes in operating assets and liabilities:
Receivables, net	(65,071)	(66,596)
Prepaid expenses and other assets	(10,438)	(6,931)
Accounts payable and other liabilities	(4,489)	(3,197)
Deferred income	62,264	55,385
Income taxes	8,518	13,562
Net cash provided by operating activities	90,270	39,473
INVESTING ACTIVITIES
Capital expenditures	(54,589)	(21,592)
Distribution from equity investee	243	333
Other, net	48	(5)
Net cash used in investing activities	(54,298)	(21,264)
FINANCING ACTIVITIES
Payment of long-term debt	(207)	(221)
Deferred financing fees	—	(43)
Reacquisition of previously issued common stock	(6,221)	(3,014)
Net cash used in financing activities	(6,428)	(3,278)
Net increase in cash and cash equivalents	29,544	14,931
Cash and cash equivalents at beginning of period	160,548	263,727
Cash and cash equivalents at end of period	$190,092	$278,658

International Speedway Corporation - 1Q Fiscal 2017 Financial Results I 14